Exhibit 3.3
Registration No. 32164 The Companies Act 1981 CERTIFICATE OF DEPOSIT OF MEMORANDUM OF INCREASE OF SHARE CAPITAL that a Memorandum of Increase of Share Capital THIS IS TO CERTIFY of Aspen Insurance Holdings Limited was delivered to the Registrar of Companies on the in accordance with8th day of April 2024 section 45(3) of (the "Act").the Companies Act 1981 Kenneth Joaquin Registrar of Companies 9th day of April 2024